EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

Catalina Lighting, Inc.

We have issued our report dated November 7, 2003 (except for Note 7, as to which the date is December 19, 2003), accompanying the consolidated financial statements and schedules appearing in the Annual Report of Catalina Lighting, Inc. and Subsidiaries on Form 10-K for the year ended September 30, 2003. We hereby consent to the incorporation by reference of the aforementioned report in these Registration Statements of Catalina Lighting, Inc. and Subsidiaries on Forms S-8 (Registration Nos. 33-23900, 33-33292, 33-62378, 33-94016, and 333-86022).

/s/ GRANT THORNTON LLP
Miami, Florida	Certified Public Accountants
December 22, 2003